EXHIBIT 10.3

AMENDMENT NO. 2

TO

ASSIGNMENT AND LICENSE AGREEMENT

This Amendment No. 2 to Assignment and License Agreement (this “Agreement”) is dated as of October 20, 2005 and is made by and among ChromoDynamics, Inc., a Pennsylvania corporation (“CDI”), Spectral Molecular Imaging, Inc., a Nevada corporation formerly named Spectral Molecular Technologies, Inc. (“Spectral”), and Daniel L. Farkas, Miriam Farkas, Elliot Wachman and Jill Wachman (these four individuals, collectively, the “Inventors”).

RECITALS

WHEREAS, CDI, Spectral and the Inventors (collectively, the “Parties”) previously entered into an Assignment and License Agreement, dated as of November 1, 2004, as amended by Amendment No. 1, dated as of November 2, 2004 (collectively, the “Assignment Agreement”);

WHEREAS, the Parties wish to amend certain provisions of the Assignment Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Amendment to Section 2.2. Section 2.2 of the Assignment Agreement is hereby amended to read in full as follows:

“Section 2.2. CMU Technology. CDI and the Inventors shall use their commercially reasonable best efforts to assist Spectral, at Spectral’s cost and expense, in acquiring a direct, exclusive, worldwide license from CMU of the CMU Technology for use in developing (including pre-clinical development work) and commercializing the Endoscopic Invention and otherwise for use in developing (including pre-clinical development work) and commercializing dermoscopic applications and devices and other in vivo imaging applications and devices for ultimate clinical use (collectively, the “Endoscopic Applications”). CDI and the Inventors hereby consent to Spectral entering into a direct license with CMU for the CMU Technology pursuant to a license agreement between CMU and Spectral having terms in accordance with the license agreement attached hereto as Exhibit C. If Spectral is unable to obtain a direct, exclusive, worldwide license from CMU of the CMU Technology on or before December 31, 2005, then CDI shall, subject to the terms of this Agreement, grant as of that date to Spectral an exclusive, worldwide sublicense to develop, manufacture, market, distribute, import, offer for sale and sell CMU Products, both on its own and through one or more Affiliates, distributors and sublicenses, for the Endoscopic Applications; provided, however, that the sublicense to the CMU Technology, if granted by CDI to Spectral pursuant to this Section 2.2, will terminate immediately upon the termination of the CMU License Agreement. Upon

Portions marked with {***} have been omitted pursuant to a Request for Confidential Treatment and were filed separately with the Commission.

any sublicense to Spectral under this Section 2.2, Spectral shall assume, along with CDI, all of CDI’s obligations under the CMU License Agreement. CDI shall use its commercially reasonable best efforts to maintain the CMU License Agreement in full force and effect and shall promptly notify Spectral in writing of any prospective or actual default hereunder by CDI. CDI shall also use its commercially reasonable best efforts to obtain CMU’s agreement to enter into a direct license with Spectral having the same terms and conditions as the CMU License Agreement in the event that agreement is terminated by CMU due to a default by CDI. Spectral may sublicense the rights granted in this Section 2.2; provided, however, that Spectral shall obtain CDI’s prior written consent, which consent shall not be unreasonably withheld or delayed, in the case of any sublicense to an entity other than an Affiliate of Spectral.”

2. Amendment to Section 4.4. Section 4.4(a) of the Assignment Agreement is hereby amended to read in full as follows:

“(a) Spectral shall pay to the Inventors an amount equal to {***}, but in the case of Net Sales of Endoscopic Products by SMI’s licensees not more than an amount equal to {***}. Spectral shall, in the case of a direct license with CMU, pay a total of {***}, with CDI to receive {***}. Spectral shall, in the case of a sublicense from CDI, pay CDI {***}. In the event Spectral is required to pay a royalty or other similar payment to CMU or any third party in order to make, use or sell Endoscopic Products without violating the intellectual property rights of that party, the foregoing royalty payable by Spectral to the Inventors that is based on Net Sales of Endoscopic Products shall be reduced by the amounts, if any, that are payable to each of such third parties (before similar offsets under the third party agreement); provided, however, that in no event will the royalty payable to the Inventors due to this offset be reduced by more than {***}. In the event Spectral is required to pay a royalty or other similar payment to any third party (other than CMU) in order to make, use or sell CMU Products without violating the intellectual property rights of that party, the foregoing royalty payable by Spectral to CDI that is based on Net Sales of CMU Products shall be reduced by the amounts, if any, that are payable to each of such third parties (before similar offsets under the third party agreement); provided, however, that in no event will the royalty payable to CDI (after first taking into account any required payment by Spectral to CMU) be reduced by more than {***}.”

3. Amendment to Section 10.1. Section 10.1 of the Assignment Agreement is hereby amended to read in full as follows:

“Section 10.1. Notices

(a)	Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(i)	personal delivery, in which case delivery will be deemed to occur the day of delivery;

(ii)	certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(iii)	next-day delivery to a U.S. address by recognized overnight delivery service such as FedEx, in which case delivery will be deemed to occur upon receipt.

(b)	In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to CDI, to:

ChromoDynamics, Inc.

1195 Airport Road, Unit #1

Lakewood, New Jersey 08701

Attention: Elliot Wachman

Fax: 732-730-1879

If to Spectral, to:

Spectral Molecular Imaging, Inc.

8797 Beverly Boulevard

Suite 310

Los Angeles, California 90048

Attention: David Wohlberg

Fax: 310-201-4746

If to Daniel L. Farkas, to:

Daniel L. Farkas

8591 Skyline Drive

Los Angeles, California 90046

If to Miriam Farkas, to:

Miriam Farkas

8591 Skyline Drive

Los Angeles, California 90046

If to Elliott Wachman, to:

Elliot Wachman

620 8th Street

Lakewood, New Jersey 08701

If to Jill Wachman, to:

Jill Wachman

620 8th Street

Lakewood, New Jersey 08701”

4. Miscellaneous. This Agreement, together with the Assignment Agreement as modified by this Agreement, constitutes the entire agreement of the Parties pertaining to the subject matter of this Agreement. This Agreement may be executed in one or more counterparts, each of which is an original and all of which together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

CHROMODYNAMICS, INC.

By:	/s/ Jill Wachman
	Name:	Jill Wachman, M.D.
	Title:	Vice President

SPECTRAL MOLECULAR IMAGING, INC.

By:	/s/ David Wohlberg
	Name:	David J. Wohlberg
	Title:	President

/s/ Daniel L. Farkas
DANIEL L. FARKAS

/s/ Miriam Farkas
MIRIAM FARKAS

/s/ Elliot Wachman
ELLIOT WACHMAN

/s/ Jill Wachman
JILL WACHMAN

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